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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                          MINDSPEED TECHNOLOGIES, INC.



               FIRST:  The name of the Corporation is Mindspeed Technologies,
Inc.

               SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

               THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), and the par value of each of such shares is One Cent ($.01).

               FIFTH: The name and mailing address of the sole incorporator are as follows:

               Name                            Mailing Address
               ----                            ---------------

          Rachel C. Lee                     Chadbourne & Parke LLP
                                            30 Rockefeller Plaza
                                            New York, New York  10112

               THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument this 30th day of July, 2001.


                                                /s/ RACHEL C. LEE
                                                --------------------------------
                                                        Rachel C. Lee
                                                        Sole Incorporator